Exhibit 99.1
Post Holdings Reports Results for the Second Quarter of Fiscal Year 2018
St. Louis, Missouri - May 3, 2018 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today reported results for the second fiscal quarter ended March 31, 2018.
Highlights:

•	Net sales of $1.6 billion

•	Operating profit of $164.3 million; net earnings of $91.5 million and Adjusted EBITDA of $314.3 million

•	Completed the acquisition of Bob Evans on January 12, 2018

•	Affirmed fiscal year 2018 Adjusted EBITDA (non-GAAP) guidance range of $1.22-$1.25 billion
Second Quarter Consolidated Operating Results
Net sales were $1,586.1 million, an increase of 26.3%, or $330.7 million, compared to the prior year period. Pro forma net sales (as defined later in this release under “Pro Forma Information”) increased 7.5%, or $111.4 million, when compared to the same period in fiscal year 2017. Gross profit was $475.7 million or 30.0% of net sales, an increase of $111.6 million compared to the prior year gross profit of $364.1 million or 29.0% of net sales.
Selling, general and administrative (SG&A) expenses were $264.3 million or 16.7% of net sales, an increase of $77.0 million compared to the prior year SG&A expenses of $187.3 million or 14.9% of net sales. The increase was driven by (i) the inclusion of Weetabix and Bob Evans Farms, Inc. (“Bob Evans”) and (ii) increased transaction and integration expenses. Second quarter 2018 SG&A expenses included $20.8 million of transaction expenses, an increase of $18.2 million compared to the prior year period, which primarily related to success fees paid in conjunction with the close of the acquisition of Bob Evans in January 2018, and $13.2 million of integration expenses, an increase of $8.9 million compared to the prior year period. Transaction and integration expenses were treated as adjustments for non-GAAP measures.
Operating profit was $164.3 million, an increase of 19.5%, or $26.8 million, compared to the prior year period. Net earnings were $91.5 million, an increase of $93.6 million, compared to a net loss of $2.1 million in the prior year period. Net earnings available to common shareholders were $88.9 million, or $1.20 per diluted common share. Net earnings and net earnings available to common shareholders included a $50.5 million gain primarily related to non-cash mark-to-market adjustments on interest rate swaps, which is discussed later in this release and was treated as an adjustment for non-GAAP measures. Adjusted net earnings were $80.6 million, or $1.06 per diluted common share.
Adjusted EBITDA was $314.3 million, an increase of 37.5%, or $85.8 million, compared to the prior year period.
Six Month Consolidated Operating Results
Net sales for the six months ended March 31, 2018 were $3,019.2 million, an increase of 20.5%, or $514.0 million, compared to the prior year period. Gross profit for the six month period was $927.4 million or 30.7% of net sales, an increase of $184.1 million compared to the prior year gross profit of $743.3 million or 29.7% of net sales.
SG&A expenses for the six month period were $510.0 million or 16.9% of net sales, an increase of $58.6 million compared to the prior year SG&A expenses of $451.4 million or 18.0% of net sales. SG&A expenses included a provision for $11.0 million and $73.6 million in legal settlements for the six months ended March 31, 2018 and 2017, respectively. Excluding the impact of the legal settlement provisions, current year SG&A expenses increased $121.2 million when compared to the prior year period. The increase was primarily driven by (i) the inclusion of Weetabix and Bob Evans and (ii) increased transaction and integration expenses. SG&A expenses for the six months ended March 31, 2018 included $23.8 million of transaction expenses, an increase of $21.1 million compared to the prior year period, which primarily related to success fees paid in conjunction with the close of the acquisition of Bob Evans in January 2018, and $23.8 million of integration expenses, an increase of $19.0 million compared to the prior year period. Transaction and integration expenses were treated as adjustments for non-GAAP measures.

Operating profit was $328.8 million for the six month period, an increase of 53.9%, or $115.1 million, compared to the prior year period. Net earnings were $386.4 million for the six month period, an increase of 287.6%, or $286.7 million, compared to net earnings of $99.7 million in the prior year period. For the six months ended March 31, 2018, net earnings available to common shareholders were $380.4 million, or $5.04 per diluted common share. Net earnings and net earnings available to common shareholders included a $265.3 million one-time income tax net benefit, a $53.2 million gain primarily related to non-cash mark-to-market adjustments on interest rate swaps and a $37.6 million loss on extinguishment of debt, each of which are discussed later in this release and were treated as adjustments for non-GAAP measures. Adjusted net earnings were $148.5 million, or $1.94 per adjusted diluted common share.
Adjusted EBITDA was $595.9 million for the six month period, an increase of 29.9%, or $137.3 million, compared to the prior year period.
Segment Results
Effective as of the quarter ended March 31, 2018, Post changed its reportable segments as the Company moved granola and pasta from the Post Consumer Brands and legacy Michael Foods Group segments, respectively, to the Private Brands segment and established the Refrigerated Food segment, which includes the remainder of the legacy Michael Foods Group segment and Bob Evans. See the historical segment information tables presented later in this release for the adjusted presentation of certain historical periods aligned with this segment reporting structure.
The below references to pro forma net sales and volumes are defined later in this release under “Pro Forma Information”.
Post Consumer Brands
North American ready-to-eat (“RTE”) cereal.
Net sales were $462.3 million for the second quarter, an increase of 7.2%, or $31.2 million, compared to the reported prior year second quarter. Pro forma net sales increased 0.4%, or $1.9 million, over the same period in fiscal year 2017, with pro forma volumes increasing 1.8%. Volume growth from licensed products, Honey Bunches of Oats, Malt-O-Meal bag cereal, government bid business and private label was partially offset by volume declines of adult and kid classic branded products and higher trade spending. Segment profit was $91.1 million and $90.1 million for second quarter 2018 and 2017, respectively. Segment Adjusted EBITDA was $123.8 million and $120.8 million for second quarter 2018 and 2017, respectively.
For the six months ended March 31, 2018, net sales were $894.3 million, an increase of 5.0%, or $42.6 million, compared to the prior year period. Segment profit was $161.3 million, compared to $171.7 million in the prior year period. Segment Adjusted EBITDA was $228.6 million, compared to $229.7 million in the prior year period.
Weetabix
International (primarily United Kingdom) RTE cereal and muesli.
Net sales were $109.0 million for the second quarter. Pro forma net sales increased 15.3%, or $14.5 million, over the same period in fiscal year 2017, with pro forma volumes declining 1.8%. Pro forma net sales benefitted primarily from a favorable foreign exchange translation rate compared to the prior year period. Segment profit was $15.7 million and segment Adjusted EBITDA was $28.2 million.
For the six months ended March 31, 2018, net sales were $208.7 million. Segment profit was $32.5 million and segment Adjusted EBITDA was $53.8 million.
Refrigerated Food
Refrigerated foodservice, primarily egg and potato, and refrigerated retail, inclusive of side dishes, egg, cheese and sausage.
Net sales were $600.0 million for the second quarter, an increase of 32.0%, or $145.4 million, compared to the reported prior year second quarter. Pro forma net sales increased 8.8%, or $49.9 million, over the same period in fiscal year 2017. Pro forma foodservice net sales increased 11.3%, with pro forma foodservice volumes increasing 6.1%. Foodservice egg net sales increased 12.0%, driven by a 5.7% volume increase and increased market-based pricing. Pro forma retail net sales increased 4.7%, with pro forma retail volumes increasing 4.6%, driven by an increase in pro forma retail side dish volume of 14.2%. Volume information for additional products is disclosed in a table presented later in this release.
Segment profit was $62.7 million and $37.1 million for second quarter 2018 and 2017, respectively. Second quarter 2018 segment profit was negatively impacted by integration expenses of $9.4 million, an inventory adjustment of $4.8 million resulting from purchase accounting and transaction expenses of $2.4 million, each of which were treated as adjustments for non-GAAP measures. Segment Adjusted EBITDA was $118.9 million and $68.1 million for second quarter 2018 and 2017, respectively.
For the six months ended March 31, 2018, net sales were $1,110.6 million, an increase of 19.3%, or $179.3 million, over the reported prior year period. Segment profit was $131.8 million, compared to $14.1 million in the prior year period. Segment profit for the six months ended March 31, 2018 was negatively impacted by integration expenses of $9.9 million, an inventory adjustment of $4.8 million resulting from purchase accounting and transaction expenses of $2.4 million, each of which were treated as adjustments for non-GAAP measures. Segment profit for the six months ended March 31, 2017 was negatively impacted by a provision for $74.5 million in legal settlements which was treated as an adjustment for non-GAAP measures. Segment Adjusted EBITDA was $219.9 million, compared to $148.7 million in the prior year period.
Active Nutrition
Protein shakes, bars and powders and nutritional supplements.
Net sales were $205.2 million for the second quarter, an increase of 15.7%, or $27.9 million, over the prior year second quarter. Net sales growth was driven by 34% net sales growth for shake products, which was partially offset by net sales declines of powder and bar products. Segment profit was $26.1 million and $21.2 million for second quarter 2018 and 2017, respectively. Segment Adjusted EBITDA was $32.5 million and $27.5 million for second quarter 2018 and 2017, respectively.
For the six months ended March 31, 2018, net sales were $391.2 million, an increase of 18.1%, or $60.0 million, over the prior year period. Segment profit was $45.9 million, compared to $46.1 million in the prior year period. Segment profit for the six months ended March 31, 2018 was negatively impacted by a provision for $9.0 million for a legal settlement which was treated as an adjustment for non-GAAP measures. Segment Adjusted EBITDA was $67.8 million, compared to $58.6 million in the prior year period.
Private Brands
Nut butter, healthy snacks (granola and dried fruit and nut) and pasta.
Net sales were $212.6 million for the second quarter, an increase of 9.8%, or $19.0 million, compared to the prior year second quarter. Volumes grew 9.2%, driven by increases in all product lines. Segment profit was $14.2 million and $15.1 million for second quarter 2018 and 2017, respectively. Segment Adjusted EBITDA was $26.1 million and $27.1 million for second quarter 2018 and 2017, respectively.
For the six months ended March 31, 2018, net sales were $419.0 million, an increase of 6.5%, or $25.4 million, over the prior year period. Segment profit was $31.1 million, compared to $28.1 million in the prior year period. Segment Adjusted EBITDA was $56.3 million, compared to $52.3 million in the prior year period.
Interest, Loss on Extinguishment of Debt, Other Income and Income Tax
Interest expense, net was $98.8 million for the second quarter, compared to $80.2 million for the prior year second quarter. For the six months ended March 31, 2018, interest expense, net was $189.3 million, compared to $153.1 million for the six months ended March 31, 2017. The increase for both periods primarily related to an increase in the outstanding amount of debt principal, partially offset by a decrease in the weighted-average interest rate. Interest expense, net for the second quarter of 2018 and the six months ended March 31, 2018 included $3.8 million of interest expense payable, under certain circumstances, to former holders of shares of Bob Evans common stock who have demanded appraisal of their shares under Delaware law and have not withdrawn their demands.
Loss on extinguishment of debt, net of $0.3 million and $62.5 million was recorded in the second quarter of 2018 and 2017, respectively, and $37.6 million and $62.5 million in the six months ended March 31, 2018 and 2017, respectively. The net loss in the second quarter of 2018 was recorded in connection with (i) an opportunistic repricing of Post’s approximately $2.2 billion term loan, which reduced the interest rate applicable to the term loan by 25 basis points (0.25%), and (ii) Post’s early repayment through open market purchases of $112.0 million in total principal value of its 5.75% senior notes due 2027 and 8.00% senior notes due 2025. Additionally, the six months ended March 31, 2018 included a loss recorded in the first quarter of 2018 in connection with Post’s redemption of its 6.00% senior notes due 2022. The loss in the second quarter of 2017 and the six months ended March 31, 2017 was recorded in connection with Post’s redemption of its 6.75% senior notes due 2021 and 7.375% senior notes due 2022.
Other income, net relates to non-cash mark-to-market adjustments and cash settlements on interest rate swaps. Other income, net was $50.5 million for the second quarter of 2018, compared to $1.0 million for the second quarter of 2017. For the six months ended March 31, 2018, other income, net was $53.2 million, compared to $145.5 million in the six months ended March 31, 2017.
Income tax expense was $23.9 million in the second quarter of 2018, an effective income tax rate of 20.7%, compared to a benefit of $2.1 million in the second quarter of 2017, an effective income tax rate of 50.0%. For the six months ended March 31, 2018, income tax benefit was $231.9 million, compared to an expense of $43.9 million and an effective income tax rate of 30.6% for the six months ended March 31, 2017. In the six months ended March 31, 2018, as a result of the U.S. Tax Cuts and Jobs Act, Post recorded a $265.3 million one-time income tax net benefit which included (i) a $272.4 million benefit related to an estimate of the remeasurement of Post’s existing deferred tax assets and liabilities considering both the expected fiscal year 2018 blended U.S. federal income corporate tax rate of approximately 24.5% and a 21% rate for subsequent fiscal years and (ii) a $7.1 million expense related to an estimate of the transition tax on unrepatriated foreign earnings.
Share Repurchases
During the second quarter of fiscal year 2018, Post repurchased 1.1 million shares for $82.8 million at an average price of $74.01 per share. During the six months ended March 31, 2018, Post repurchased 1.8 million shares for $138.8 million at an average price of $75.57 per share.
Recent Announcements
On January 12, 2018, Post completed the acquisition of Bob Evans, a leading producer and distributor of refrigerated potato, pasta and vegetable-based side dishes, pork sausage and a variety of refrigerated and frozen convenience food items.
On March 28, 2018, Post announced that one of its subsidiaries had confidentially submitted a draft registration statement on Form S-1 to the Securities and Exchange Commission (the “SEC”) related to its proposed initial public offering for its private brands business. Post continues to evaluate strategic alternatives for its private brands business, as announced on January 11, 2018, and there can be no assurance that Post’s evaluation of strategic alternatives will result in any transaction or other action by Post.
On May 2, 2018, Post announced that its Board of Directors had approved a new $350 million share repurchase authorization, with repurchases occurring over a two year period beginning on May 7, 2018. As of May 2, 2018, Post had repurchased $488 million under its previous stock repurchase authorizations.
Outlook
Post management has affirmed its fiscal year 2018 Adjusted EBITDA range of $1.22-$1.25 billion, with modest favorability to the fourth quarter.
In fiscal year 2018, Post management expects to incur the following costs, which are treated as adjustments to non-GAAP measures:

•	$25-$30 million of integration costs, comprised of severance, retention and third party consulting expenses; and

•	$5-$7 million of restructuring and plant closure costs associated with the closure of the Clinton cereal facility, comprised of severance, retention and related expenses and accelerated depreciation.
Post management has updated its fiscal year 2018 capital expenditures range to be between $245-$255 million. This includes requirements to complete the start-up and transfer of production to other facilities related to the Clinton cereal facility closure and $45-$50 million related to the previously announced cage-free housing conversion at the Bloomfield, Nebraska facility.
The Company provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for non-cash mark-to-market adjustments and cash settlements on interest rate swaps, provision for legal settlement, transaction and integration costs, restructuring and plant closure costs, assets held for sale, mark-to-market adjustments on commodity and foreign exchange hedges and other charges reflected in the Company’s reconciliation of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures.”
Use of Non-GAAP Measures
The Company uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include total segment profit, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures.”
Management uses certain of these non-GAAP measures, including Adjusted EBITDA and segment Adjusted EBITDA, as key metrics in the evaluation of underlying Company and segment performance, in making financial, operating and planning decisions and, in part, in the determination of cash bonuses for its executive officers and employees. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of the Company and its segments and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding the Company’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures” later in this release.
Conference Call to Discuss Earnings Results and Outlook
The Company will host a conference call on Friday, May 4, 2018 at 9:00 a.m. EDT to discuss financial results for the second quarter of fiscal year 2018 and fiscal year 2018 outlook and to respond to questions. Robert V. Vitale, President and Chief Executive Officer, and Jeff A. Zadoks, Executive Vice President and Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside of the United States. The conference identification number is 2635919. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of the Company’s website at www.postholdings.com.
A replay of the conference call will be available through Friday, May 18, 2018 by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside of the United States and using the conference identification number 2635919. A webcast replay also will be available for a limited period on the Company’s website in the Investor Relations section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what the Company’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Forward-Looking Statements
Certain matters discussed in this release and on the conference call are forward-looking statements, including Post’s Adjusted EBITDA outlook for fiscal year 2018, Post’s capital expenditures expectations, including capital expenditures expectations for the cage-free housing conversion, Post’s integration, restructuring and plant closure costs expectations, statements regarding the exploration of strategic alternatives for Post’s private brands business and the expected impact of U.S. tax reform. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may,” “would” or the negative of these terms or similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include the following:

•
Post’s high leverage, Post’s ability to obtain additional financing (including both secured and unsecured debt) and Post’s ability to service its outstanding debt (including covenants that restrict the operation of its business);

•	Post’s ability to continue to compete in its product markets and Post’s ability to retain its market position;

•	Post’s ability to anticipate and respond to changes in consumer preferences and trends and introduce new products;

•	Post’s ability to identify, complete and integrate acquisitions and manage its growth;

•	significant volatility in the costs or availability of certain raw materials, commodities or packaging used to manufacture Post’s products, higher energy costs or higher transportation costs;

•	Post’s ability to successfully implement business strategies to reduce costs;

•	allegations that Post’s products cause injury or illness, product recalls and product liability claims and other litigation;

•	legal and regulatory factors, including advertising and labeling laws, changes in food safety and laws and regulations governing animal feeding and housing operations;

•	the loss or bankruptcy of a significant customer;

•	consolidations in the retail grocery and foodservice industries;

•
Post’s ability to promptly and effectively integrate the Bob Evans business, including the risk of experiencing disruptions from ongoing business operations which may make it more difficult than expected to maintain relationships with employees, business partners or governmental entities, and Post’s ability to obtain expected cost savings and synergies of the acquisition within the expected timeframe;

•	losses incurred in the appraisal proceeding brought in connection with Post’s acquisition of Bob Evans by former Bob Evans stockholders who demanded appraisal of their shares;

•
costs associated with Bob Evans’s sale and separation of its restaurant business on April 28, 2017 (the “Bob Evans Restaurants Transaction”), which occurred prior to Post’s acquisition of Bob Evans, including costs that may arise under Bob Evans’s capacity as guarantor of payment and performance conditions for certain leases, as well as costs associated with a transition services agreement established as part of the Bob Evans Restaurants Transaction;

•	Post’s ability to promptly and effectively integrate the Weetabix business and obtain expected cost savings and synergies of the acquisition within the expected timeframe;

•	the possibility that Post may not be able to create value in its private brands business through strategic alternatives;

•	the potential for disruption to Post or the private brands business resulting from the exploration of strategic alternatives for the private brands business;

•
the possibility that Post may not be able to consummate any proposals for strategic alternatives for its private brands business that may result from Post’s exploration due to, among other things, market, regulatory or other factors;

•	the ability of Post’s private brand products to compete with nationally branded products;

•	disruptions or inefficiencies in supply chain, which may result from Post’s reliance on third party manufacturers for certain of its products;

•	the ultimate impact litigation may have on Post;

•	Post’s ability to successfully operate its international operations in compliance with applicable laws and regulations;

•	changes in economic conditions, disruptions in the U.S. and global capital and credit markets and fluctuations in foreign currency exchange rates;

•	the impact of the United Kingdom’s exit from the European Union (commonly known as “Brexit”) on Post and its operations;

•	impairment in the carrying value of goodwill or other intangibles;

•	changes in estimates in critical accounting judgments and changes to or new laws and regulations affecting Post’s business, including U.S. tax reform;

•	changes in weather conditions, natural disasters, disease outbreaks or other events beyond Post’s control;

•	loss of key employees, labor strikes, work stoppages or unionization efforts;

•	losses or increased funding and expenses related to Post’s qualified pension or other postretirement plans;

•	costs, business disruptions and reputational damage associated with information technology failures, cybersecurity incidents or information security breaches;

•	Post’s ability to protect its intellectual property and other assets;

•	significant differences in Post’s actual operating results from its guidance regarding its future performance;

•	Post’s ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, including with respect to acquired businesses; and

•	other risks and uncertainties described in Post’s filings with the SEC.
These forward-looking statements represent Post’s judgment as of the date of this release. Post disclaims, however, any intent or obligation to update these forward-looking statements.
This release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, foodservice, food ingredient, active nutrition and private brand food categories. Through its Post Consumer Brands business, Post is a leader in the North American ready-to-eat cereal category offering a broad portfolio including recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains® and Malt-O-Meal® bag cereal. Post also is a leader in the United Kingdom ready-to-eat cereal category with the iconic Weetabix® brand. As leader in refrigerated foods, Post brings innovative, value-added egg and refrigerated potato products to the foodservice channel and the retail refrigerated side dish category, offering side dishes and egg, sausage and cheese products through the Bob Evans®, All Whites®, Better’n Eggs®, Simply Potatoes® and Crystal Farms® brands. Post’s Active Nutrition platform aids consumers in adopting healthier lifestyles through brands such as Premier Protein®, PowerBar® and Dymatize®. Post’s Private Brands business manufactures private brand nut butter, healthy snacks and pasta. For more information, visit www.postholdings.com.

Contact:
Investor Relations Brad Harper brad.harper@postholdings.com (314) 644-7626	Media Relations Lisa Hanly lisa.hanly@postholdings.com (314) 665-3180

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Net Sales	$1,586.1	$1,255.4	$3,019.2	$2,505.2
Cost of goods sold	1,110.4	891.3	2,091.8	1,761.9
Gross Profit	475.7	364.1	927.4	743.3

Selling, general and administrative expenses	264.3	187.3	510.0	451.4
Amortization of intangible assets	46.4	39.0	87.9	77.9
Other operating expenses, net	0.7	0.3	0.7	0.3
Operating Profit	164.3	137.5	328.8	213.7

Interest expense, net	98.8	80.2	189.3	153.1
Loss on extinguishment of debt, net	0.3	62.5	37.6	62.5
Other income, net	(50.5)	(1.0)	(53.2)	(145.5)
Earnings (Loss) before Income Taxes	115.7	(4.2)	155.1	143.6
Income tax expense (benefit)	23.9	(2.1)	(231.9)	43.9
Net Earnings (Loss) Including Noncontrolling Interest	91.8	(2.1)	387.0	99.7
Less: Net earnings attributable to noncontrolling interest	0.3	—	0.6	—
Net Earnings (Loss)	91.5	(2.1)	386.4	99.7
Preferred stock dividends	(2.6)	(3.4)	(6.0)	(6.8)
Net Earnings (Loss) Available to Common Shareholders	$88.9	$(5.5)	$380.4	$92.9

Earnings (Loss) per Common Share:
Basic	$1.33	$(0.08)	$5.73	$1.35
Diluted	$1.20	$(0.08)	$5.04	$1.25

Weighted-Average Common Shares Outstanding:
Basic	66.8	68.2	66.4	68.7
Diluted	76.0	68.2	76.6	79.9

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	March 31, 2018	September 30, 2017
ASSETS
Current Assets
Cash and cash equivalents	$309.2	$1,525.9
Restricted cash	2.3	4.2
Receivables, net	569.0	480.6
Inventories	591.4	573.5
Prepaid expenses and other current assets	79.6	31.7
Total Current Assets	1,551.5	2,615.9

Property, net	1,848.8	1,690.7
Goodwill	4,979.9	4,032.0
Other intangible assets, net	4,067.8	3,353.9
Other assets	225.2	184.3
Total Assets	$12,673.2	$11,876.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$25.1	$22.1
Accounts payable	323.2	336.0
Other current liabilities	345.0	346.3
Total Current Liabilities	693.3	704.4

Long-term debt	7,392.6	7,149.1
Deferred income taxes	860.5	905.8
Other liabilities	597.1	327.8
Total Liabilities	9,543.5	9,087.1

Shareholders’ Equity
Preferred stock	—	—
Common stock	0.8	0.7
Additional paid-in capital	3,574.0	3,566.5
Retained earnings (accumulated deficit)	11.8	(376.0)
Accumulated other comprehensive income (loss)	42.8	(40.0)
Treasury stock, at cost	(510.0)	(371.2)
Total Shareholders’ Equity excluding Noncontrolling Interest	3,119.4	2,780.0
Noncontrolling Interest	10.3	9.7
Total Shareholders’ Equity	3,129.7	2,789.7
Total Liabilities and Shareholders’ Equity	$12,673.2	$11,876.8

SELECTED CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(in millions)

	Six Months Ended March 31,
	2018	2017
Cash provided by (used in):
Operating activities	$263.6	$(21.7)
Investing activities, including capital expenditures of $86.1 and $63.9	(1,539.2)	(141.6)
Financing activities	56.9	505.0
Effect of exchange rate changes on cash and cash equivalents	2.0	(0.4)
Net (decrease) increase in cash and cash equivalents	$(1,216.7)	$341.3

SEGMENT INFORMATION (Unaudited)
(in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Net Sales
Post Consumer Brands	$462.3	$431.1	$894.3	$851.7
Weetabix	109.0	—	208.7	—
Refrigerated Food	600.0	454.6	1,110.6	931.3
Active Nutrition	205.2	177.3	391.2	331.2
Private Brands	212.6	193.6	419.0	393.6
Eliminations	(3.0)	(1.2)	(4.6)	(2.6)
Total	$1,586.1	$1,255.4	$3,019.2	$2,505.2
Segment Profit
Post Consumer Brands	$91.1	$90.1	$161.3	$171.7
Weetabix	15.7	—	32.5	—
Refrigerated Food	62.7	37.1	131.8	14.1
Active Nutrition	26.1	21.2	45.9	46.1
Private Brands	14.2	15.1	31.1	28.1
Total segment profit	209.8	163.5	402.6	260.0
General corporate expenses and other	45.5	26.0	73.8	46.3
Interest expense, net	98.8	80.2	189.3	153.1
Loss on extinguishment of debt, net	0.3	62.5	37.6	62.5
Other income, net	(50.5)	(1.0)	(53.2)	(145.5)
Earnings (Loss) before Income Taxes	$115.7	$(4.2)	$155.1	$143.6

PRO FORMA INFORMATION
Pro forma net sales and pro forma volumes, as used in the text of this release, are defined as the comparison of the GAAP results for the three-month period ended March 31, 2018 to the same three-month period in fiscal 2017, adjusted to include results of the acquired businesses for the periods presented in the table below. Furthermore, Bob Evans net sales and volumes are presented on the same pro forma basis as discussed above, including its acquisition of Pineland Farms Potato Company which it completed on May 1, 2017. Pro forma net sales and pro forma volumes have not been prepared in accordance with the requirements of Article 11 of Regulation S-X.

Business	Type	Segment	Pro Forma Periods
Weetabix	Acquisition	Post Consumer Brands	January 1, 2017 - April 1, 2017
and Weetabix
Bob Evans	Acquisition	Refrigerated Food	December 30, 2017 - January 11, 2018
December 31, 2016 - March 31, 2017

RECONCILIATION OF NET SALES TO PRO FORMA NET SALES (Unaudited)
(in millions)

	Three Months Ended March 31,
	2018	2017
Net Sales	$1,586.1	$1,255.4
Pre-acquisition net sales from Weetabix	—	123.8
Pre-acquisition pro forma net sales from Bob Evans	15.5	111.3
Pre-acquisition intercompany net sales	—	(0.3)
Pro Forma Net Sales	$1,601.6	$1,490.2

Post Consumer Brands Net Sales	$462.3	$431.1
Pre-acquisition net sales from Weetabix	—	29.3
Pro Forma Post Consumer Brands Net Sales	$462.3	$460.4

Weetabix Net Sales	$109.0	$—
Pre-acquisition net sales from Weetabix	—	94.5
Pro Forma Weetabix Net Sales	$109.0	$94.5

Refrigerated Food Net Sales	$600.0	$454.6
Pre-acquisition pro forma net sales from Bob Evans	15.5	111.3
Pre-acquisition intercompany net sales	—	(0.3)
Pro Forma Refrigerated Food Net Sales	$615.5	$565.6

SUPPLEMENTAL REFRIGERATED FOOD SEGMENT INFORMATION (Unaudited)
The below table presents volume percentage changes for the current quarter compared to the prior year quarter for products within the Refrigerated Food segment, some of which are presented on a pro forma basis.

Channel	Product	Volume Percentage Change
Foodservice	All (pro forma)	6.1%
Foodservice	Egg	5.7%
Foodservice	Potato (pro forma)	10.3%
Foodservice	Other (pro forma)	(14.2%)
Retail	All (pro forma)	4.6%
Retail	Side dishes (pro forma)	14.2%
Retail	Egg	(6.6%)
Retail	Cheese	(4.4%)
Retail	Sausage (pro forma)	10.4%
Retail	Other (pro forma)	10.8%

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
The Company uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include total segment profit, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section.
Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Total segment profit
Total segment profit represents the aggregation of the segment profit for each of the Company’s reportable segments. The Company believes total segment profit is useful to investors in evaluating the Company’s operating performance because it facilitates period-to-period comparison of results of segment operations.
Adjusted net earnings and Adjusted diluted earnings per common share
The Company believes Adjusted net earnings and Adjusted diluted earnings per common share are useful to investors in evaluating the Company’s operating performance because they exclude items that affect the comparability of the Company’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings and Adjusted diluted earnings per common share are adjusted for the following items:

a.
Non-cash mark-to-market adjustments and cash settlements on interest rate and cross-currency swaps: The Company has excluded the impact of non-cash mark-to-market adjustments and cash settlements on interest rate and cross-currency swaps due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to estimates of fair value and economic conditions and as the amount and frequency of such adjustments and settlements are not consistent.

b.
Payments of debt extinguishment costs, net: The Company has excluded payments and other expenses for premiums on debt extinguishment, net of gains realized on debt redeemed at a discount, as such payments are inconsistent in amount and frequency. Additionally, the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

c.
Provision for legal settlement: The Company has excluded gains and losses recorded to recognize the anticipated or actual resolution of certain litigation as the Company believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

d.
Transaction costs and integration costs: The Company has excluded transaction costs related to professional service fees and other related costs associated with signed and closed business combinations and divestitures and integration costs incurred to integrate acquired or to-be-acquired businesses as the Company believes that these exclusions allow for more meaningful evaluation of the Company’s current operating performance and comparisons of the Company’s operating performance to other periods. The Company believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of the Company or the performance of the divested assets, and such costs are not factored into management’s evaluation of potential acquisitions or its performance after completion of an acquisition or the evaluation to divest an asset. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the acquisitions and divestitures and the maturity of the businesses being acquired or divested. Also, the size, complexity and/or volume of past acquisitions and divestitures, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future acquisitions or divestitures. By excluding these expenses, management is better able to evaluate the Company’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for the Company. Furthermore, the Company believes that the adjustments of these items more closely correlate with the sustainability of the Company’s operating performance.

e.
Restructuring and plant closure costs, including accelerated depreciation: The Company has excluded certain costs associated with facility closures as the amount and frequency of such adjustments are not consistent. Additionally, the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

f.
Assets held for sale: The Company has excluded adjustments recorded to adjust the carrying value of facilities and other assets classified as held for sale as such adjustments represent non-cash items and the amount and frequency of such adjustments are not consistent. Additionally, the Company believes that these adjustments do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

g.
Inventory valuation adjustments on acquired businesses: The Company has excluded the impact of fair value step-up adjustments to inventory in connection with business combinations as such adjustments represent non-cash items, are not consistent in amount and frequency and are significantly impacted by the timing and size of the Company’s acquisitions.

h.
Mark-to-market adjustments on commodity and foreign exchange hedges: The Company has excluded the impact of mark-to-market adjustments on commodity and foreign exchange hedges due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items and the amount and frequency of such adjustments are not consistent.

i.
Foreign currency gains and losses on intercompany loans: The Company has excluded the impact of foreign currency fluctuations related to intercompany loans denominated in currencies other than the functional currency of the respective legal entity in evaluating Company performance to allow for more meaningful comparisons of performance to other periods.

j.
Income tax: The Company has included the income tax impact of the non-GAAP adjustments using its estimated blended annual income tax rate or its then statutory rate, as noted in the footnote of the reconciliation tables, as the Company believes that the Company’s GAAP effective income tax rate as reported is not representative of the income tax expense impact of the adjustments.

k.
U.S. tax reform net benefit: The Company has excluded the impact of the one-time income tax net benefit recorded in fiscal year 2018 which reflected (i) the benefit related to an estimate of the remeasurement of the Company’s existing deferred tax assets and liabilities considering both the Company’s expected fiscal year 2018 blended U.S. federal corporate income tax rate of approximately 24.5% and a 21% rate for subsequent fiscal years and (ii) the expense related to an estimate of a transition tax on unrepatriated foreign earnings. The Company believes that the net benefit as reported is not representative of the Company’s current income tax position and exclusion of the benefit allows for more meaningful comparisons of performance to other periods.

l.
Preferred stock: The Company has included dividend and weighted-average diluted share adjustments related to its convertible preferred stock using the “if-converted” method when the convertible preferred stock is dilutive on an adjusted basis.

Adjusted EBITDA and segment Adjusted EBITDA
The Company believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance and liquidity because (i) we believe it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of the Company’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company’s financing documents. The Company believes that segment Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance because it allows for assessment of the operating performance of each reportable segment. Management uses Adjusted EBITDA to provide forward-looking guidance and uses Adjusted EBITDA and segment Adjusted EBITDA to forecast future results.
Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for interest expense, net, income tax expense (benefit), depreciation and amortization, including accelerated depreciation, and the following adjustments discussed above: non-cash mark-to-market adjustments and cash settlements on interest rate swaps, provision for legal settlement, transaction costs and integration costs, restructuring and plant closure costs, assets held for sale, inventory valuation adjustments on acquired businesses, mark-to-market adjustments on commodity and foreign exchange hedges and foreign currency gains and losses on intercompany loans. Additionally, Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for the following items:

m.
Loss on extinguishment of debt, net: The Company has excluded net losses recorded on extinguishment of debt, inclusive of payments for premiums, the write-off of debt issuance costs and the write-off of net unamortized debt premiums and discounts, net of gains realized on debt redeemed at a discount, as such losses are inconsistent in amount and frequency. Additionally, the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

n.
Non-cash stock-based compensation: The Company’s compensation strategy includes the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ investment interests. The Company has excluded non-cash stock-based compensation as non-cash stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and do not contribute to meaningful comparisons of the Company’s operating performance to other periods.

o.
Noncontrolling interest adjustment: The Company has included adjustments for interest expense, income tax expense, and depreciation and amortization for consolidated joint ventures which are attributable to the noncontrolling owners of the consolidated joint ventures.

p.	Equity method investment adjustment: The Company has included adjustments for its portion of interest expense, income tax expense and depreciation and amortization for unconsolidated joint ventures.

The historical Adjusted EBITDA and segment Adjusted EBITDA presented later in this release reflect further additional adjustments for the following items:

q.
Net foreign currency gains and losses for purchase price of acquisition: The Company has excluded net foreign currency gains and losses for the purchase price of acquisitions as the Company believes such gains and losses do not reflect expected ongoing future operating income and expense and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

r.
Impairment of goodwill: The Company has excluded expenses for impairments of goodwill as such non-cash amounts are inconsistent in amount and frequency and the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

RECONCILIATION OF NET EARNINGS (LOSS) AVAILABLE TO COMMON SHAREHOLDERS
TO ADJUSTED NET EARNINGS (Unaudited)
(in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Net Earnings (Loss) Available to Common Shareholders	$88.9	$(5.5)	$380.4	$92.9
Dilutive preferred stock dividends	2.6	—	6.0	6.8
Net Earnings (Loss) for Diluted Earnings (Loss) per Share	91.5	(5.5)	386.4	99.7

Adjustments:
Non-cash mark-to-market adjustments and cash settlements on interest rate swaps	(50.5)	(1.0)	(53.2)	(145.5)
Payments of debt extinguishment costs, net	1.4	67.9	32.2	67.9
Provision for legal settlement	2.0	(0.9)	11.0	73.6
Transaction costs	20.8	2.6	23.8	2.7
Integration costs	13.2	4.3	23.8	4.8
Restructuring and plant closure costs, including accelerated depreciation	1.9	—	1.9	0.2
Assets held for sale	—	—	—	(0.2)
Inventory valuation adjustments on acquired businesses	4.2	—	4.2	—
Mark-to-market adjustments on commodity and foreign exchange hedges	(6.1)	0.7	(8.3)	(2.7)
Foreign currency loss (gain) on intercompany loans	0.9	(0.2)	0.9	—
Total Net Adjustments	(12.2)	73.4	36.3	0.8
Income tax effect on adjustments (1)	3.0	(25.7)	(8.9)	(0.3)
U.S. tax reform net benefit	(1.7)	—	(265.3)	—
Non-GAAP dilutive preferred stock dividends adjustment (2)	—	3.4	—	—
Adjusted Net Earnings	$80.6	$45.6	$148.5	$100.2

(1) Income tax effect on adjustments is calculated using Post’s expected fiscal year 2018 blended U.S. federal corporate income tax rate of approximately 24.5% for the three months and six months ended March 31, 2018 and Post’s then statutory rate of 35.0% for the three and six months ended March 31, 2017.

(2) Potentially dilutive convertible preferred stock is calculated using the “if-converted” method. On a GAAP basis, the convertible preferred stock was anti-dilutive for the three months ended March 31, 2017. On an adjusted basis, the convertible preferred stock was dilutive for all periods. The adjustment in the table above reflects the add back of dividends related to the convertible preferred stock that was dilutive on an adjusted basis.

RECONCILIATION OF WEIGHTED-AVERAGE DILUTED SHARES OUTSTANDING
TO ADJUSTED WEIGHTED-AVERAGE DILUTED SHARES OUTSTANDING (Unaudited)
(in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Weighted-average shares for diluted earnings (loss) per share	76.0	68.2	76.6	79.9
Effect of securities that were anti-dilutive for diluted earnings (loss) per share:
Stock options	—	1.9	—	—
Stock appreciation rights	—	0.1	—	—
Restricted stock awards	—	0.2	—	—
Preferred shares conversion to common (1)	—	9.1	—	—
Adjusted weighted-average shares for adjusted diluted earnings per share	76.0	79.5	76.6	79.9

(1) Potentially dilutive convertible preferred stock is calculated using the “if-converted” method. On a GAAP basis, the convertible preferred stock was anti-dilutive for the three months ended March 31, 2017. On an adjusted basis, the convertible preferred stock was dilutive for all periods. The adjustment in the table above reflects the add back of dividends related to the convertible preferred stock that was dilutive on an adjusted basis.

RECONCILIATION OF DILUTED EARNINGS (LOSS) PER COMMON SHARE
TO ADJUSTED DILUTED EARNINGS PER COMMON SHARE (Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Diluted Earnings (Loss) per Common Share	$1.20	$(0.08)	$5.04	$1.25
Adjustment to Diluted Earnings (Loss) per Common Share (1)	—	0.01	—	—
Adjusted Diluted Earnings (Loss) per Common Share, as calculated using adjusted weighted-average diluted shares (1)	1.20	(0.07)	5.04	1.25

Adjustments (2):
Non-cash mark-to-market adjustments and cash settlements on interest rate swaps	(0.66)	(0.01)	(0.68)	(1.82)
Payments of debt extinguishment costs, net	0.02	0.85	0.42	0.85
Provision for legal settlement	0.03	(0.01)	0.14	0.92
Transaction costs	0.27	0.03	0.31	0.03
Integration costs	0.17	0.05	0.31	0.06
Restructuring and plant closure costs, including accelerated depreciation	0.02	—	0.02	—
Inventory valuation adjustments on acquired businesses	0.06	—	0.05	—
Mark-to-market adjustments on commodity and foreign exchange hedges	(0.08)	0.01	(0.11)	(0.04)
Foreign currency loss on intercompany loans	0.01	—	0.01	—
Total Net Adjustments	(0.16)	0.92	0.47	—
Income tax effect on adjustments (3)	0.04	(0.32)	(0.11)	—
U.S. tax reform net benefit	(0.02)	—	(3.46)	—
Non-GAAP dilutive preferred stock dividends adjustment (4)	—	0.04	—	—
Adjusted Diluted Earnings per Common Share	$1.06	$0.57	$1.94	$1.25

(1) Represents the effect of the change in adjusted weighted-average diluted shares (as reconciled in the prior table), after consideration of the adjustments (which are presented in this table).
(2) Per share adjustments are based on adjusted weighted-average diluted shares (as reconciled in the prior table).
(3) Income tax effect on adjustments is calculated using Post’s expected fiscal year 2018 blended U.S. federal corporate income tax rate of approximately 24.5% for the three months and six months ended March 31, 2018 and Post’s then statutory rate of 35.0% for the three and six months ended March 31, 2017.

(4) Potentially dilutive convertible preferred stock is calculated using the “if-converted” method. On a GAAP basis, the convertible preferred stock was anti-dilutive for the three months ended March 31, 2017. On an adjusted basis, the convertible preferred stock was dilutive for all periods. The adjustment in the table above reflects the add back of dividends related to the convertible preferred stock that was dilutive on an adjusted basis.

RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Net Earnings (Loss)	$91.5	$(2.1)	$386.4	$99.7
Income tax expense (benefit)	23.9	(2.1)	(231.9)	43.9
Interest expense, net	98.8	80.2	189.3	153.1
Loss on extinguishment of debt, net	0.3	62.5	37.6	62.5
Non-cash mark-to-market adjustments and cash settlements on interest rate swaps	(50.5)	(1.0)	(53.2)	(145.5)
Depreciation and amortization, including accelerated depreciation	104.6	78.0	195.1	155.1
Provision for legal settlement	2.0	(0.9)	11.0	73.6
Non-cash stock-based compensation	9.0	6.5	15.8	11.4
Transaction costs	20.8	2.6	23.8	2.7
Integration costs	13.2	4.3	23.8	4.8
Restructuring and plant closure costs	1.6	—	1.6	0.2
Assets held for sale	—	—	—	(0.2)
Inventory valuation adjustments on acquired businesses	4.2	—	4.2	—
Mark-to-market adjustments on commodity and foreign exchange hedges	(6.1)	0.7	(8.3)	(2.7)
Noncontrolling interest adjustment	(0.1)	—	(0.3)	—
Equity method investment adjustment	0.2	—	0.1	—
Foreign currency loss (gain) on intercompany loans	0.9	(0.2)	0.9	—
Adjusted EBITDA	$314.3	$228.5	$595.9	$458.6
Adjusted EBITDA as a percentage of Net Sales	19.8%	18.2%	19.7%	18.3%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED MARCH 31, 2018
(in millions)

	Post Consumer Brands	Weetabix	Refrigerated Food	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$91.1	$15.7	$62.7	$26.1	$14.2	$—	$209.8
General corporate expenses and other	—	—	—	—	—	(45.5)	(45.5)
Operating Profit	91.1	15.7	62.7	26.1	14.2	(45.5)	164.3
Depreciation and amortization, including accelerated depreciation	30.9	12.7	41.3	6.4	11.7	1.6	104.6
Provision for legal settlement	—	—	2.0	—	—	—	2.0
Non-cash stock-based compensation	—	—	—	—	—	9.0	9.0
Transaction costs	—	—	2.4	—	—	18.4	20.8
Integration costs	2.4	—	9.4	—	0.2	1.2	13.2
Restructuring and plant closure costs	—	—	—	—	—	1.6	1.6
Inventory valuation adjustments on acquired businesses	(0.6)	—	4.8	—	—	—	4.2
Mark-to-market adjustments on commodity and foreign exchange hedges	—	—	(3.7)	—	—	(2.4)	(6.1)
Noncontrolling interest adjustment	—	(0.4)	—	—	—	—	(0.4)
Equity method investment adjustment	—	0.2	—	—	—	—	0.2
Foreign currency loss on intercompany loans	—	—	—	—	—	0.9	0.9
Adjusted EBITDA	$123.8	$28.2	$118.9	$32.5	$26.1	$(15.2)	$314.3
Adjusted EBITDA as a percentage of Net Sales	26.8%	25.9%	19.8%	15.8%	12.3%	—	19.8%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED MARCH 31, 2017
(in millions)

	Post Consumer Brands	Weetabix	Refrigerated Food	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$90.1	$—	$37.1	$21.2	$15.1	$—	$163.5
General corporate expenses and other	—	—	—	—	—	(26.0)	(26.0)
Operating Profit	90.1	—	37.1	21.2	15.1	(26.0)	137.5
Depreciation and amortization	27.3	—	31.5	6.3	12.0	0.9	78.0
Provision for legal settlement	(0.9)	—	—	—	—	—	(0.9)
Non-cash stock-based compensation	—	—	—	—	—	6.5	6.5
Transaction costs	—	—	—	—	—	2.6	2.6
Integration costs	4.3	—	—	—	—	—	4.3
Mark-to-market adjustments on commodity hedges	—	—	(0.5)	—	—	1.2	0.7
Foreign currency gain on intercompany loans	—	—	—	—	—	(0.2)	(0.2)
Adjusted EBITDA	$120.8	$—	$68.1	$27.5	$27.1	$(15.0)	$228.5
Adjusted EBITDA as a percentage of Net Sales	28.0%	—	15.0%	15.5%	14.0%	—	18.2%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
SIX MONTHS ENDED MARCH 31, 2018
(in millions)

	Post Consumer Brands	Weetabix	Refrigerated Food	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$161.3	$32.5	$131.8	$45.9	$31.1	$—	$402.6
General corporate expenses and other	—	—	—	—	—	(73.8)	(73.8)
Operating Profit	161.3	32.5	131.8	45.9	31.1	(73.8)	328.8
Depreciation and amortization, including accelerated depreciation	61.8	19.8	72.7	12.9	25.1	2.8	195.1
Provision for legal settlement	—	—	2.0	9.0	—	—	11.0
Non-cash stock-based compensation	—	—	—	—	—	15.8	15.8
Transaction costs	—	—	2.4	—	—	21.4	23.8
Integration costs	5.9	2.3	9.9	—	0.1	5.6	23.8
Restructuring and plant closure costs	—	—	—	—	—	1.6	1.6
Inventory valuation adjustments on acquired businesses	(0.6)	—	4.8	—	—	—	4.2
Mark-to-market adjustments on commodity and foreign exchange hedges	0.2	—	(3.7)	—	—	(4.8)	(8.3)
Noncontrolling interest adjustment	—	(0.9)	—	—	—	—	(0.9)
Equity method investment adjustment	—	0.1	—	—	—	—	0.1
Foreign currency loss on intercompany loans	—	—	—	—	—	0.9	0.9
Adjusted EBITDA	$228.6	$53.8	$219.9	$67.8	$56.3	$(30.5)	$595.9
Adjusted EBITDA as a percentage of Net Sales	25.6%	25.8%	19.8%	17.3%	13.4%	—	19.7%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
SIX MONTHS ENDED MARCH 31, 2017
(in millions)

	Post Consumer Brands	Weetabix	Refrigerated Food	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$171.7	$—	$14.1	$46.1	$28.1	$—	$260.0
General corporate expenses and other	—	—	—	—	—	(46.3)	(46.3)
Operating Profit	171.7	—	14.1	46.1	28.1	(46.3)	213.7
Depreciation and amortization	54.1	—	62.5	12.5	24.2	1.8	155.1
Provision for legal settlement	(0.9)	—	74.5	—	—	—	73.6
Non-cash stock-based compensation	—	—	—	—	—	11.4	11.4
Transaction costs	—	—	—	—	—	2.7	2.7
Integration costs	4.8	—	—	—	—	—	4.8
Restructuring and plant closure costs	—	—	—	—	—	0.2	0.2
Assets held for sale	—	—	—	—	—	(0.2)	(0.2)
Mark-to-market adjustments on commodity hedges	—	—	(2.4)	—	—	(0.3)	(2.7)
Adjusted EBITDA	$229.7	$—	$148.7	$58.6	$52.3	$(30.7)	$458.6
Adjusted EBITDA as a percentage of Net Sales	27.0%	—	16.0%	17.7%	13.3%	—	18.3%

HISTORICAL SEGMENT INFORMATION (Unaudited)
(in millions)
Effective as of the quarter ended March 31, 2018, Post has changed its reportable segments. The following tables present adjusted historical segment information aligned with the adjusted segment reporting structure for the historical periods of the three months ended December 31, 2016, March 31, 2017, June 30, 2017, September 30, 2017 and December 31, 2017.

	Three Months Ended
	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017
Net Sales
Post Consumer Brands	$420.6	$431.1	$427.3	$463.5	$432.0
Weetabix	—	—	—	112.4	99.7
Refrigerated Food	476.7	454.6	464.5	475.0	510.6
Active Nutrition	153.9	177.3	188.7	193.3	186.0
Private Brands	200.0	193.6	192.3	205.3	206.4
Eliminations	(1.4)	(1.2)	(0.7)	(1.0)	(1.6)
Total	$1,249.8	$1,255.4	$1,272.1	$1,448.5	$1,433.1
Segment Profit (Loss)
Post Consumer Brands	$81.6	$90.1	$96.9	$86.3	$70.2
Weetabix	—	—	—	14.5	16.8
Refrigerated Food	(23.0)	37.1	41.2	55.3	69.1
Active Nutrition	24.9	21.2	28.0	22.3	19.8
Private Brands	13.0	15.1	13.1	16.9	16.9
Total segment profit	96.5	163.5	179.2	195.3	192.8
General corporate expenses (income) and other	20.3	26.0	(11.3)	52.7	28.3
Impairment of goodwill	—	—	—	26.5	—
Interest expense, net	72.9	80.2	76.5	85.2	90.5
Loss on extinguishment of debt, net	—	62.5	160.4	—	37.3
Other (income) expense, net	(144.5)	(1.0)	45.2	8.5	(2.7)
Earnings (Loss) before Income Taxes	$147.8	$(4.2)	$(91.6)	$22.4	$39.4

HISTORICAL RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended
	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017
Net Earnings (Loss)	$101.8	$(2.1)	$(59.4)	$8.0	$294.9
Income tax expense (benefit)	46.0	(2.1)	(32.2)	14.4	(255.8)
Interest expense, net	72.9	80.2	76.5	85.2	90.5
Loss on extinguishment of debt, net	—	62.5	160.4	—	37.3
Non-cash mark-to-market adjustments and cash settlements on interest rate and cross-currency swaps	(144.5)	(1.0)	45.2	8.5	(2.7)
Depreciation and amortization	77.1	78.0	77.8	90.2	90.5
Provision for legal settlement	74.5	(0.9)	—	—	9.0
Net foreign currency (gains) losses for purchase price of acquisition	—	—	(33.5)	3.5	—
Non-cash stock-based compensation	4.9	6.5	6.0	6.2	6.8
Transaction costs	0.1	2.6	3.4	23.0	3.0
Integration costs	0.5	4.3	1.0	3.0	10.6
Impairment of goodwill	—	—	—	26.5	—
Restructuring and plant closure costs	0.2	—	—	—	—
Assets held for sale	(0.2)	—	—	—	—
Inventory valuation adjustments on acquired businesses	—	—	—	18.2	—
Mark-to-market adjustments on commodity and foreign exchange hedges	(3.4)	0.7	(1.1)	(0.1)	(2.2)
Noncontrolling interest adjustment	—	—	—	(0.4)	(0.2)
Equity method investment adjustment	—	—	—	0.2	(0.1)
Foreign currency loss (gain) on intercompany loans	0.2	(0.2)	—	—	—
Adjusted EBITDA	$230.1	$228.5	$244.1	$286.4	$281.6
Adjusted EBITDA as a percentage of Net Sales	18.4%	18.2%	19.2%	19.8%	19.6%

RECONCILIATION OF SEGMENT PROFIT (LOSS) TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED DECEMBER 31, 2016
(in millions)

	Post Consumer Brands	Weetabix	Refrigerated Food	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit (Loss)	$81.6	$—	$(23.0)	$24.9	$13.0	$—	$96.5
General corporate expenses and other	—	—	—	—	—	(20.3)	(20.3)
Operating Profit (Loss)	81.6	—	(23.0)	24.9	13.0	(20.3)	76.2
Depreciation and amortization	26.8	—	31.0	6.2	12.2	0.9	77.1
Provision for legal settlement	—	—	74.5	—	—	—	74.5
Non-cash stock-based compensation	—	—	—	—	—	4.9	4.9
Transaction costs	—	—	—	—	—	0.1	0.1
Integration costs	0.5	—	—	—	—	—	0.5
Restructuring and plant closure costs	—	—	—	—	—	0.2	0.2
Assets held for sale	—	—	—	—	—	(0.2)	(0.2)
Mark-to-market adjustments on commodity hedges	—	—	(1.9)	—	—	(1.5)	(3.4)
Foreign currency loss on intercompany loans	—	—	—	—	—	0.2	0.2
Adjusted EBITDA	$108.9	$—	$80.6	$31.1	$25.2	$(15.7)	$230.1
Adjusted EBITDA as a percentage of Net Sales	25.9%	—	16.9%	20.2%	12.6%	—	18.4%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED JUNE 30, 2017
(in millions)

	Post Consumer Brands	Weetabix	Refrigerated Food	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$96.9	$—	$41.2	$28.0	$13.1	$—	$179.2
General corporate income and other	—	—	—	—	—	11.3	11.3
Operating Profit	96.9	—	41.2	28.0	13.1	11.3	190.5
Depreciation and amortization	27.4	—	31.2	6.3	12.0	0.9	77.8
Net foreign currency gains for purchase price of acquisition	—	—	—	—	—	(33.5)	(33.5)
Non-cash stock-based compensation	—	—	—	—	—	6.0	6.0
Transaction costs	—	—	—	—	—	3.4	3.4
Integration costs	1.0	—	—	—	—	—	1.0
Mark-to-market adjustments on commodity hedges	—	—	—	—	—	(1.1)	(1.1)
Adjusted EBITDA	$125.3	$—	$72.4	$34.3	$25.1	$(13.0)	$244.1
Adjusted EBITDA as a percentage of Net Sales	29.3%	—	15.6%	18.2%	13.1%	—	19.2%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED SEPTEMBER 30, 2017
(in millions)

	Post Consumer Brands	Weetabix	Refrigerated Food	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$86.3	$14.5	$55.3	$22.3	$16.9	$—	$195.3
General corporate expenses and other	—	—	—	—	—	(52.7)	(52.7)
Impairment of goodwill	—	—	—	(26.5)	—	—	(26.5)
Operating Profit (Loss)	86.3	14.5	55.3	(4.2)	16.9	(52.7)	116.1
Depreciation and amortization	30.9	7.7	31.7	6.5	12.4	1.0	90.2
Net foreign currency losses for purchase price of acquisition	—	—	—	—	—	3.5	3.5
Non-cash stock-based compensation	—	—	—	—	—	6.2	6.2
Transaction costs	—	—	—	—	—	23.0	23.0
Integration costs	2.7	—	—	—	0.3	—	3.0
Impairment of goodwill	—	—	—	26.5	—	—	26.5
Inventory valuation adjustments on acquired businesses	3.0	15.2	—	—	—	—	18.2
Mark-to-market adjustments on commodity and foreign exchange hedges	(0.1)	—	0.5	—	—	(0.5)	(0.1)
Noncontrolling interest adjustment	—	(0.4)	—	—	—	—	(0.4)
Equity method investment adjustment	—	0.2	—	—	—	—	0.2
Adjusted EBITDA	$122.8	$37.2	$87.5	$28.8	$29.6	$(19.5)	$286.4
Adjusted EBITDA as a percentage of Net Sales	26.5%	33.1%	18.4%	14.9%	14.4%	—	19.8%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED DECEMBER 31, 2017
(in millions)

	Post Consumer Brands	Weetabix	Refrigerated Food	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$70.2	$16.8	$69.1	$19.8	$16.9	$—	$192.8
General corporate expenses and other	—	—	—	—	—	(28.3)	(28.3)
Operating Profit	70.2	16.8	69.1	19.8	16.9	(28.3)	164.5
Depreciation and amortization	30.9	7.1	31.4	6.5	13.4	1.2	90.5
Provision for legal settlement	—	—	—	9.0	—	—	9.0
Non-cash stock-based compensation	—	—	—	—	—	6.8	6.8
Transaction costs	—	—	—	—	—	3.0	3.0
Integration costs	3.5	2.3	0.5	—	(0.1)	4.4	10.6
Mark-to-market adjustments on commodity and foreign exchange hedges	0.2	—	—	—	—	(2.4)	(2.2)
Noncontrolling interest adjustment	—	(0.5)	—	—	—	—	(0.5)
Equity method investment adjustment	—	(0.1)	—	—	—	—	(0.1)
Adjusted EBITDA	$104.8	$25.6	$101.0	$35.3	$30.2	$(15.3)	$281.6
Adjusted EBITDA as a percentage of Net Sales	24.3%	25.7%	19.8%	19.0%	14.6%	—	19.6%